Exhibit 4.13

Form Loan Repayment Agreement

This Agreement is entered into this [•] day of [•] in [•], by and between the following two parties:

Party A: [individual shareholder of VIE] (the “Borrower”)

ID Card No.: [•]

Party B: [wholly owned subsidiary] (“Sina”)

Address: [•], Beijing

Borrower and Sina hereinafter each a “Party”, and collectively the “Parties”.

Whereas:

(1)       As of the date hereof, in order to acquire the [•]% equity interest in [VIE], the Borrower entered into a certain Loan Agreement (the “Loan Agreement”) with Sina, whereby, the Borrower obtained a loan from Sina in an amount of [•] Renminbi Yuan (RMB [•]) (the “Loan”), and the Loan has not been repaid yet;

(2)       The Borrower and Sina entered into a certain Equity Transfer Agreement dated [•] (the “ETA”), whereunder, the Borrower agreed to transfer to Sina or any party designated by Sina (the “Transferee”) the [•]% equity interest held by the Borrower in [VIE] (the “Subject Interest”) and in consideration of such transfer, the Transferee shall pay the Borrower [•] Renminbi Yuan (RMB [•]) as the aggregate purchase price (the “Purchase Price”) of the Subject Interest upon the consummation of such transfer; and

(3)       The Parties have agreed to offset the debt owed by the Borrower to Sina under the Repayment Agreement against Sina’s obligation for payment of the Purchase Price to the Borrower under the ETA,

NOW, THEREFORE, after consultations, the Parties reach agreement as follows with respect to the debt set-off and the repayment of the Loan:

1.         Debt Set-off

1.1        In the event that the Borrower transfers a portion of the Subject Interest to a Transferee designated by Sina in accordance with the ETA, the portion of the debt owed by the Borrower to Sina under the Loan Agreement equivalent to the portion of the Purchase Price of such portion of the Subject Interest shall be offset against such Transferee’s obligation towards the Borrower for the payment of such portion of the Purchase Price of such portion of the Subject Interest.  In other words, upon the consummation of the transfer from the Borrower to the Transferee of a portion of the Subject Interest, it shall be deemed that the Borrower has repaid a portion of the debt owed by the Borrower to

Sina under the Loan Agreement equivalent to the portion of the Purchase Price of such portion of the Subject Interest.  The amount of any such repayment shall be calculated at the following formula: X =   T×  (A÷B), where, X stands for the amount repaid by the Borrower; and T stands for the total amount of the debt owed by the Borrower to Sina; A stands for the amount of the Subject Interest that has been transferred to the Transferee; and B stands for the total amount of the Subject Interest.

1.2        Upon the consummation of the transfer from the Borrower to the Transferee of the total amount of the Subject Interest, the debt owed by the Borrower to Sina under the Loan Agreement shall be offset against any and all the Transferee’s obligation for payment to the Borrower of the Purchase Price of the Subject Interest under the ETA.  As a result, the Borrower shall not be required to perform its obligation to make repayment to Sina under the Loan Agreement and the Transferee shall not be required to perform its obligation to pay any Purchase Price to the Borrower under the ETA.

2.         Repayment of the Loan

2.1        Sina may not request the Borrower to repay any debt owed by the Borrower to Sina under the Loan Agreement in any way other than through the set-off of such debt against the transfer of the Subject Interest as contemplated hereunder.  Similarly, the Borrower may not request the Transferee to pay the Borrower any portion of the Purchase Price under the ETA in any way other than through the debt set-off as contemplated hereunder.

2.2        The Borrower shall transfer the Subject Interest to the Transferee in accordance with the ETA and satisfy all its debt owed to Sina under the Loan Agreement through the debt set-off as contemplated hereunder.  Without prior written consent of Sina, the Borrower may not repay any debt owed by the Borrower to Sina under the Loan Agreement in any way other than through the set-off of such debt against the transfer of the Subject Interest as contemplated hereunder.

2.3        As from the date of effectiveness of this Agreement, the timing for the Borrower’s repayment of any portion of the Loan under the Loan Agreement shall be determined by Sina at its sole discretion.  Sina shall have the right to request at any time the Borrower to repay Sina all or any portion of the Loan in the way contemplated hereunder.

2.4        In case of any discrepancy between any provision in the Loan Agreement and the preceding provision, the preceding provision shall prevail.

2.5       In the event that the Borrower is rendered unable to transfer to the Transferee any Subject Interest due to any law or regulation of the People’s Republic of China (the PRC”) or any substantive obstacle encountered in the actual performance of this Agreement, the Parties shall, by adhering to the principal of equality, mutual benefit and good faith, determine through negotiations, a specific approach to repay the Loan that is closed to the intent of this Agreement.

3.         Effectiveness, Amendment and Termination

3.1        This Agreement shall take effect upon being signed by both Parties and shall expire upon the complete performance by each Party of all its respective obligations hereunder.

3.2        After having reached agreement through negotiations, the Parties may at any time amend or prematurely terminate this Agreement by written agreement.

4.         Default Liabilities

4.1        Any direct or indirect breach by either Party of any provision in this Agreement, or any failure of either Party to assume at all or to assume in time and in full any of its obligations under this Agreement shall constitute a default hereunder.  In such case, the non-defaulting Party (the “Non-defaulting Party”) shall notify the defaulting Party (the “Defaulting Party”) in writing to cure its breach and take adequate, effective and timely measures to eliminate the effect of such breach and indemnify the Non-defaulting Party against any and all the losses caused by such breach.

4.2        Upon the occurrence of any breach which in the reasonable and objective judgment of the Non-defaulting Party has rendered it impossible or unfair for the Non-defaulting Party to perform its respective obligations hereunder, the Non-defaulting Party shall have the right to notify the Defaulting Party in writing that the Non-defaulting Party will suspend its performance of its respective obligations hereunder until the Defaulting Party has ceased such breach, taken adequate, effective and timely measures to eliminate the effect of such breach and indemnified the Non-defaulting Party against any and all the losses caused by such breach.

4.3        The losses of the Non-defaulting Party caused by the breach of the Defaulting Party that are indemnifiable by the Defaulting Party shall include the direct economic losses and any and all foreseeable indirect losses and incidental expenses, including without limitation, attorney fees, litigation and arbitration costs, financial expenses and travelling expenses.

5.         Dispute Resolution

5.1        Any dispute between the Parties in relation to the interpretation or performance of any provision hereunder shall be resolved through amicable consultations between the Parties.

5.2        Any dispute fails to be so resolved through such consultations shall be referred to China International Economic and Trade Arbitration Commission for arbitration in accordance with its effective arbitration rules. The arbitration proceedings shall be conducted in Beijing in Chinese.  The arbitral award shall be final and binding upon both Parties.

5.3        The conclusion, effectiveness, performance, interpretation and dispute resolution shall be governed by the laws of the PRC.

6.         Miscellaneous

6.1        In case any prior mutual understanding or agreement between the Parties in respect of any relevant subject matter hereunder conflicts with this Agreement, this Agreement shall prevail.

6.2        Headings herein are inserted for ease of reference only and shall not affect the interpretation of any provision herein.

6.3       This Agreement shall be binding upon both Parties and their respective successors, heirs and permitted assigns.

6.4        In case any provision in this Agreement is or becomes invalid or unenforceable in whole or in part due to noncompliance with any law or governmental regulation or otherwise, the part of such provision affected thereby shall be deemed to have been deleted from this Agreement; provided, however, that such deletion shall not affect the legal force and effect of any other part of such provision or any other provision in this Agreement.  In such case, the Parties shall negotiate for a new provision to replace such invalid or unenforceable provision.

6.5        Unless otherwise specified herein, any failure of either Party to exercise or any delay of either Party in the exercise of any of its rights, powers or privileges hereunder shall not be deemed as a waiver of the exercise of such right, power or privilege.  Any single or partial exercise of any right, power or privilege shall not prejudice the exercise of any other right, power or privilege.

6.6        This Agreement shall be executed in two (2) counterparts with equal legal force and effect, with one (1) for each Party.

6.7        Any matter not covered hereunder shall be subject to further negotiations between the Parties.

[individual shareholder of VIE]	[wholly owned subsidiary]

Signed in person by:	Signed by:
Authorized Representative:
[individual shareholder of VIE]